UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2018

MEREDITH CORPORATION

(Exact name of registrant as specified in its charter)

Iowa	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa		50309-3023
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (515) 284-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note.

As previously disclosed in the Current Report on Form 8-K filed on November 27, 2017 with the Securities and Exchange Commission (the “SEC”) by Meredith Corporation (“Meredith”), Meredith entered into an Agreement and Plan of Merger (the “Merger Agreement”) on November 26, 2017 with Time Inc., a Delaware corporation (“Time”), and Gotham Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Meredith (“Purchaser”), providing for the merger of Purchaser with and into Time, with Time continuing as the surviving corporation and a wholly owned subsidiary of Meredith (the “Merger”). Pursuant to the Merger Agreement, on December 12, 2017, Purchaser commenced a tender offer to acquire any and all issued and outstanding shares of common stock of Time (the “Shares”) for $18.50 in cash, without interest (the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 12, 2017 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”), filed as Exhibits (a)(1)(A) and (a)(1)(B), respectively, to the Tender Offer statement on Schedule TO (as amended or supplemented from time to time) filed by Meredith and Purchaser with the SEC on December 12, 2017. Meredith used net proceeds from an equity financing, senior notes offering and drawings under senior credit facilities, each discussed below, along with cash on hand, to pay the consideration in connection with the Merger and Offer, to refinance certain indebtedness of Meredith and Time and to pay fees and expenses in connection with the foregoing.

Item 1.01 Entry into a Material Definitive Agreement.

Closing of Senior Notes Offering

On January 31, 2018, Meredith completed its previously-announced private placement of $1.4 billion aggregate principal amount of 6.875% Senior Notes due 2026 (the “Notes”) to several investment banks acting as initial purchasers (collectively, the “Initial Purchasers”) who subsequently resold the Notes to qualified institutional buyers as defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

Meredith used the net proceeds from the offering of the Notes together with drawings under the Senior Credit Facilities (as defined below), proceeds from the Equity Financing (as defined below) and cash on hand, to pay the consideration in connection with the Merger and Offer, to refinance certain indebtedness of Meredith and Time and to pay fees and expenses in connection with the foregoing.

The Notes and the Indenture

The description of the Notes and the guarantees thereof by Meredith and certain of its subsidiaries is incorporated herein by reference to Meredith’s Current Report on Form 8-K, filed on January 19, 2018.

The Notes were issued pursuant to an Indenture, dated as of January 31, 2018 (the “Indenture”), among the Meredith, certain subsidiaries of Meredith party thereto as subsidiary guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee. The Indenture contains covenants that will limit the ability of Meredith and certain of its subsidiaries to, among other things:

•	pay dividends or distributions, repurchase equity, prepay junior debt and make certain investments;

•	incur additional debt and issue certain preferred stock;

•	incur liens on assets;

•	engage in certain asset sales;

•	merge, consolidate with or merge or sell all or substantially all of their assets;

•	enter into transactions with affiliates;

•	designate subsidiaries as unrestricted subsidiaries; and

•	allow to exist certain restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to Meredith.

Certain of the covenants will be suspended during any period in which the Notes receive investment grade ratings.

The Indenture also provides for certain events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be declared immediately due and payable. The following constitute events of default under the Indenture:

•	default for 30 days in the payment when due of interest on the Notes;

•	default in the payment when due and payable, upon redemption, acceleration or otherwise, of principal of on the Notes;

•	failure by Meredith or certain of its subsidiaries to comply with any of the other agreements in the Indenture (other than a failure to pay interest or principal) for 60 days after receipt of written notice of such failure;

•	one or more defaults shall have occurred under any mortgage, indenture or instruments under which Meredith or certain of its subsidiaries have borrowed, issued or guaranteed indebtedness for borrowed money and both (a) such default resulted from the failure to pay such debt when due and the default has not been cured or the debt repaid in full within any applicable grace period and the default or defaults have resulted in the acceleration of the maturity of such debt and such acceleration has not been rescinded or such debt repaid in full within any applicable grace period and (b) the principal amount of such indebtedness exceeds $150.0 million;

•	one or more final and nonappealable judgments or orders that exceed $150.0 million in the aggregate (net of amounts covered by insurance) for the payment of money have been entered by a court or courts of competent jurisdiction against Meredith or certain of its subsidiaries and the judgment or judgments are not paid, discharged or stayed for more than 60 days and, if such judgment is not covered by an indemnity or insurance, certain enforcement proceedings have then been commenced;

•	any guarantee by certain of Meredith’s subsidiaries shall for any reason cease to be, or shall for any reason be held in any judicial proceeding not to be, or asserted in writing not to be by Meredith or certain of its subsidiaries, in full force and effect and enforceable in accordance with its terms; and

•	certain events of bankruptcy or insolvency with respect to Meredith or certain of its subsidiaries.

On January 31, 2018, Meredith caused Time and certain of its subsidiaries to deliver a supplemental indenture to the Indenture (the “First Supplemental Indenture”), pursuant to which Time and such subsidiaries agreed to guarantee Meredith’s obligations under the Notes on the terms and conditions set forth in the Indenture and to be bound by any other terms applicable to subsidiary guarantors under the Indenture.

The foregoing description of the Indenture, the Notes and the First Supplemental Indenture is not intended to be complete and is qualified in its entirety by reference to the Indenture, the form of Note, and the First Supplemental Indenture, copies of which are filed herewith as Exhibits 4.1, 4.2 and 4.3, respectively, and incorporated herein by reference.

Senior Credit Facilities

On January 31, 2018, Meredith borrowed $1.8 billion aggregate principal amount of loans (the “Term Loans”) pursuant to a credit agreement, dated as of January 31, 2018, by and among Meredith, the Guarantors, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent and collateral agent (the “Credit Agreement”).

The Credit Agreement provides for (i) the Term Loans, (ii) a $350 million revolving credit facility with a five-year maturity, of which $175 million is available for the issuance of letters of credit from time to time and $35 million of swingline loans (the “Revolving Credit Facility” and, together with the Term Loans, the “Senior Credit Facilities”), which Revolving Credit Facility is undrawn as of closing with full availability other than for certain letters of credit, the aggregate amount of which are not material, (iii) one or more uncommitted incremental senior secured term loan facilities, and incremental senior secured revolving credit facilities, subject to the satisfaction of certain conditions, in an aggregate principal amount not to exceed the sum of (x) $700 million plus (y) additional amounts so long as, on a pro forma basis at the time of incurrence, Meredith’s consolidated secured net leverage ratio does not exceed 2.00 to 1.00 and (iv) one or more uncommitted refinancing loan facilities with respect to loans thereunder.

All obligations under the Senior Credit Facilities, any interest rate protection or other hedging arrangement entered into with a lender, agent, arranger or affiliate thereof and certain cash management arrangements entered into with a lender, agent, arranger or affiliate thereof will be unconditionally guaranteed by Meredith’s material direct and indirect wholly owned domestic subsidiaries, subject to certain exceptions. All obligations under the Senior Credit Facilities, any interest rate protection or other hedging arrangements entered into with any lender, agent, arranger or affiliate thereof, certain cash management arrangements entered into with a lender, agent, arranger or affiliate thereof and the guarantees of those obligations, will be secured, subject to certain permitted liens and other agreed upon exceptions, on a senior basis by a perfected security interest in all of Meredith’s and each Guarantor’s existing or after-acquired personal property, including all of the capital stock directly held by Meredith or any Guarantor (limited, in the case of first-tier foreign subsidiaries of Meredith or any of its subsidiaries that are Guarantors, to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such subsidiaries).

The Term Loans will amortize at 1% per annum in equal quarterly installments until the final maturity date. All then outstanding principal and interest under the Term Loans will be due and payable seven years from the closing date of the Senior Credit Facilities. All then outstanding principal and interest under the Revolving Credit Facility are due and payable, and all commitments under the Revolving Credit Facility will terminate five years from the closing date of the Senior Credit Facilities. Term Loans that are repaid or prepaid may not be reborrowed, and amounts prepaid under the Revolving Credit Facility may be reborrowed.

Meredith will be permitted to prepay amounts outstanding under the Senior Credit Facilities at any time without payment of a premium, except that with respect to the Term Loans, a 1% premium will apply to a repayment of the Term Loans in connection with a repricing of such loans effected on or prior to the date that is six months following the closing date of the Senior Credit Facilities. Meredith will be required to prepay certain amounts outstanding under the Term Loans with a certain percentage of excess cash flow, the net cash proceeds of certain asset sales, certain casualty events, and certain issuances of debt, in each case subject to certain exceptions.

The Term Loans bear interest, at Meredith’s option, at a rate equal to either a eurocurrency rate, plus 3.00% (subject to a 0.00% eurocurrency floor), or the prime lending rate, plus 2.00%. Loans under the Revolving Credit Facility bear interest, at Meredith’s option, at a rate equal to either a eurocurrency rate, plus 3.00% (subject to a 0.00% eurocurrency floor), or the prime lending rate, plus 2.00%, which margins are subject to decrease if Meredith’s total net leverage ratio is less than or equal to certain levels. Meredith will also be required to pay a quarterly commitment fee of 0.50% under the Revolving Credit Facility based on the average daily unused portion of the commitments during the applicable quarter, which fee is subject to decrease if Meredith’s total net leverage ratio is less than or equal to a certain level, as well as a fee which accrues at a rate per annum equal to the applicable margin under the Revolving Credit Facility on the daily maximum amount available to be drawn under outstanding letters of credit under the Revolving Credit Facility, payable in arrears at the end of each quarter. In addition, Meredith will be required to pay a fronting fee in respect of letters of credit issued under the Revolving Credit Facility at a rate of 0.125% per annum of the daily maximum amount available to be drawn under issued letters of credit, payable in arrears at the end of each quarter. The Revolving Credit Facility will permit multicurrency letters of credit, that may need to be cash collateralized if they exceed their limits as a result of currency fluctuations.

The Senior Credit Facilities contain certain customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of junior lien, unsecured and subordinated indebtedness, liens and dividends and other distributions, and customary events of default. With respect to the Revolving Credit Facility only, Meredith will be required to maintain a total net leverage ratio of 4.25 to 1.00 (the “Financial Covenant”), as tested at the end of each fiscal quarter in which the aggregate amount of all loans outstanding under the Revolving Credit Facility (including swingline loans), and letters of credit (other than letters of credit that have been cash collateralized or otherwise backstopped) exceeds 30% of commitments under the Revolving Credit Facility.

Events of default under the Credit Agreement include: (i) the failure by Meredith or any Guarantor (each a “Loan Party” and, collectively, the “Loan Parties”) to timely make payments due under the Credit Agreement; (ii) failure by any Loan Party that is a material subsidiary to comply with the covenants under the Credit Agreement and other related agreements; (iii) solely with respect to the Revolving Credit Facility (unless the Revolving Credit Facility has been accelerated or terminated, as the case may be), a breach of the Financial Covenant if then in effect; (iv) material misrepresentations or misstatements in any representation or warranty by the Loan Parties when made; (v) certain defaults under a specified amount of other indebtedness of Meredith or its subsidiaries; (vi) insolvency or bankruptcy-related events with respect to any Loan Party that is a material subsidiary or any of their material subsidiaries; (vii) certain undischarged judgments against any Loan Party that is a material subsidiary or any of their material subsidiaries; (viii) the invalidity of the guaranty of any Guarantor that is a material subsidiary; (ix) the occurrence of a change of control; (x) certain security interests or liens under the loan documents ceasing to be, or being asserted by Meredith or its restricted subsidiaries not to be, in full force and effect; and (xi) certain ERISA-related events reasonably expected to have a material adverse effect on Meredith and its restricted subsidiaries taken as a whole. If one or more events of default occurs and continues beyond any applicable cure period, the administrative agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Loan Parties under the Credit Agreement to be immediately due and payable.

The foregoing description of the Senior Credit Facilities and the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1, and incorporated herein by reference.

Warrant, Option and Registration Rights Agreement

The information provided in Item 3.02 is hereby incorporated by reference to this Item 1.01.

Deed of Guarantee

On January 31, 2018, in connection with the closing of the Time acquisition, Meredith entered into a Deed of Guarantee (“Deed of Guarantee”) in relation to the IPC Media Pension Scheme (the “IPC Plan”). The IPC Plan is a defined benefit pension plan that is sponsored by one of Time’s U.K. subsidiaries (“Time Inc. UK”). Under the assumptions used in the most recent triennial valuation (April 2015), which are more conservative than the assumptions used to determine a pension plan’s funded status in accordance with U.S. GAAP, the IPC Plan was deemed to be underfunded at that time by approximately £156 million. Prior to the Time acquisition, Time guaranteed all obligations of the statutory employers under the IPC Plan. Under the Deed of Guarantee, Meredith was substituted for Time as the parent guarantor. Under the current terms of the Deed of Guarantee, Meredith guarantees all obligations of the IPC Plan employers under the IPC Plan, including the payment obligations described below, as well as the obligation to fund the IPC Plan’s “buyout deficit” (i.e., the amount that would be needed to purchase annuities to discharge the benefits under the IPC Plan) under certain circumstances. Specifically, Meredith would be required to deposit the buyout deficit into escrow if Meredith were to experience a drop in its credit ratings to CCC+ or below by Standard and Poor’s Rating Services (or any successor thereto) and to Caa1 or below by Moody’s Investor Services, Inc. (or any successor thereto) (the “Credit Rating Trigger”) or if its debt in excess of $50 million were not to be paid when due or were to come due prior to its stated maturity as a result of a default (a “Major Debt Acceleration”). As of the date hereof, Meredith’s long-term unsecured senior debt credit rating was B from Standard and Poor’s and B3 from Moody’s, and Meredith has not defaulted on any payments of its debt. Meredith would be permitted to recoup the escrowed funds under certain circumstances. However, if Meredith or Time Inc. UK were to become insolvent, or if a Major Debt Acceleration were to occur (without being promptly cured), any escrowed funds would be immediately contributed into the IPC Plan and Meredith would be obligated to immediately contribute into the IPC Plan any shortfall in the buyout deficit amount. Had Meredith been required to fund the buyout deficit on December 31, 2017, the amount would have been approximately £277 million. The amount of the buyout deficit changes daily and is determined by many factors, including but not limited, to changes in the fair value of the IPC Plan assets and liabilities and interest rates.

Under the current terms of the IPC Plan, the following cash contributions are required: (1) contribution of £11 million annually until November 2021; (2) contributions at November 2021, 2022 and 2023 so as to eliminate the “self-sufficiency deficit,” if any, of the IPC Plan as of November 2023, determined assuming that the discount rate on the IPC Plan’s liabilities would be equivalent to 0.5% in excess of the then-prevailing rate on bonds issued by the UK Government (“gilts”); and (3) contributions between November 2023 and November 2030 calculated so as to eliminate the “risk-free self-sufficiency deficit,” if any, of the IPC Plan as of November 2030, determined assuming that the discount rate on the IPC Plan’s liabilities would be equivalent to the then-prevailing gilts rate. The “self-sufficiency deficit,” which is calculated using more conservative assumptions than those used in the triennial valuation performed for purposes of determining an appropriate annual funding obligation for the IPC Plan, is an estimate of the amount of a hypothetical one-time contribution that would provide a high level of assurance that the IPC Plan could fund all future benefit obligations as they come due with no further contributions using a discount rate that is 50 basis points higher than the expected return on gilts. The “risk-free self-sufficiency basis” uses a discount rate that is the same as the expected return on gilts.

Prior to Meredith’s acquisition of Time, Time had announced plans to sell the entire share capital of Time Inc. UK to an unrelated third party (the “Time UK Sale”). In connection with any Time UK Sale, it is expected that Time Inc. UK will cease to be a participating employer under the IPC Plan and a different subsidiary of Meredith will become the sponsoring, and only, employer under the IPC Plan. Following the Time UK Sale, it is expected that Meredith will continue to guarantee all of the new sponsoring employer’s obligations under the IPC Plan. The trustee under the IPC Plan has previously agreed to certain changes to the terms of the Deed of Guarantee in connection with the completion of the Time UK Sale by March 31, 2018, including the removal of the Credit Rating Trigger, in exchange for certain cash contributions into the IPC Plan and other commitments. As of the date hereof, no definitive agreement has been reached for the Time UK Sale and there can be no assurance when Meredith will enter into a definitive agreement or at all. Unless and until the Time UK Sale is completed by March 31, 2018 or the trustee otherwise agrees, the current terms of the Deed of Guarantee, including the Credit Rating Trigger, continue in effect.

The foregoing description of the Deed of Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of the Deed of Guarantee, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the completion of the Offer and consummation of the Merger described in the above Introductory Note, on January 31, 2018, Meredith terminated its (i) revolving credit facility under its Amended and Restated Credit Agreement, dated as of November 30, 2016, among Meredith and a group of banks including Wells Fargo Bank, National Association, (ii) asset-backed credit facility under its First Amended and Restated Receivables Purchase Agreement, dated as of April 15, 2011, among Meredith Funding Corporation (a wholly-owned subsidiary of Meredith), Meredith, Falcon Asset Securitization Company LLC, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as amended from time to time, (iii) floating-rate unsecured senior notes under each of its Note Purchase Agreement, dated as of February 19, 2014, among Meredith and the purchasers named therein and its Note Purchase Agreement, dated as of October 31, 2014, among Meredith and the purchasers named therein and (iv) fixed-rate senior notes under its Note Purchase Agreement, dated as of February 29, 2012, among Meredith and the purchasers named therein (collectively, the “Meredith Refinanced Debt”). All amounts outstanding under the Meredith Refinanced Debt were repaid in conjunction with the termination, together with certain accrued interest, premiums fees and expenses payable in connection therewith.

In conjunction with these prepayments of debt, on January 29, 2018 the Company also settled the associated interest rate swaps with a notional amount of $300.0 million, and discontinued cash flow hedge accounting treatment for such swaps.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure under the Introductory Note is incorporated herein by reference. The Offer and all withdrawal rights thereunder expired at one minute after 11:59 p.m. (Eastern Time) on January 30, 2018. The Offer was not extended. Computershare Trust Company, N.A., the depositary for the Offer, has advised that, as of the expiration of the Offer, a total of 66,251,255 Shares (not including 1,995,909 Shares tendered by notice of guaranteed delivery for which Shares have not yet been delivered) have been validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 65.87% of the outstanding Shares. The number of Shares validly tendered and not validly withdrawn pursuant to the Offer (excluding Shares tendered by notice of guaranteed delivery) satisfied the Minimum Condition (as defined in the Merger Agreement). All conditions to the Offer having been satisfied, Purchaser has accepted for payment all Shares that were validly tendered and not validly withdrawn prior to the expiration of the Offer.

Following consummation of the Offer, the remaining conditions set forth in the Merger Agreement to the Merger were satisfied. On January 31, 2018, Meredith completed its acquisition of Time by consummating the Merger, without a meeting of stockholders of Time, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”).

At the effective time of the Merger (the “Effective Time”), and pursuant to the terms and conditions of the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares that were owned, directly or indirectly, by Meredith, Time (including Shares held as treasury stock or otherwise) or Purchaser, (ii) Shares held by a holder who had not tendered in the Offer and has properly exercised appraisal rights in respect of such Shares in accordance with Section 262 of the DGCL, and (iii) Shares purchased in the Offer) was canceled and automatically converted into the right to receive the Offer Consideration.

The foregoing description of the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Meredith with the SEC on November 27, 2017 and which is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On January 31, 2018, Meredith issued a press release reporting, among other things, the consummation of the Merger and earnings for the second fiscal quarter and six months ended December 31, 2017. A copy of this press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

On January 31, 2018 (the “Issue Date”), Meredith completed its previously-announced private placement of preferred stock to KED MDP Investments, LLC (“Koch”), an affiliate of Koch Industries, Inc., comprised of (i) 650,000 shares of a new series of non-voting preferred stock designated “Series A Preferred Stock,” (ii) detachable warrants to purchase 1,625,000 shares of common stock with an exercise price of $1.00 per share, and (iii) options to purchase 875,000 shares of common stock with an exercise price of $70.50 per share, for an amount equal to $650.0 million in cash (the “Equity Financing”). The Series A Preferred Stock, Warrant and Option (each as defined below) were offered and sold to an “accredited investor” (as defined in Rule 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Meredith used the net proceeds from the Equity Financing, together with proceeds from the offering of the Notes, drawings under the Senior Credit Facilities and cash on hand, to pay the consideration in connection with the Merger and Offer, to refinance certain indebtedness of Meredith and Time and to pay fees and expenses in connection with the foregoing.

Series A Preferred Stock

On January 30, 2018, Meredith filed with the Secretary of State of the State of Iowa Articles of Amendment to the Restated Articles of Incorporation of Meredith Corporation containing a Statement of Designation of Series A Preferred Stock (the “Statement of Designation”), setting forth the rights, powers, and preferences of a new class of Series A Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”) and a stated value of $1,000 per share (the “Stated Value”).

The Series A Preferred Stock ranks senior to any other class or series of equity, including Meredith’s common stock and Class B common stock, with respect to dividend rights and rights upon liquidation. Meredith is permitted to continue to pay dividends on the Meredith common stock and Class B common stock as provided in the Statement of Designation.

As provided in the Statement of Designation, certain actions by Meredith or any material subsidiary will require the affirmative approval of Koch (as the majority holder of the Series A Preferred Stock).

The holders of Series A Preferred Stock shall not vote with the holders of Meredith’s common stock or class B common stock generally (including the election of directors).

The Series A Preferred Stock will accrue an annual dividend either (a) to the extent paid in cash, in an amount equal to the Cash Dividend Annual Rate (as set forth in the table below), multiplied by the Stated Value or (b) if dividends are not declared and paid in cash, by issuing additional shares of Series A Preferred Stock, in kind, with the number of shares equal to (i) the Accrued Dividend Annual Rate (as set forth in the table below), multiplied by the Stated Value for all outstanding shares of Series A Preferred Stock, divided by (ii) $1,000.

Year	Cash Dividend Annual Rate	Accrued Dividend Annual Rate
Years 1 through 3	8.5%	9.0%
Year 4	LIBOR plus 850 bps	LIBOR plus 900 bps
Year 5	LIBOR plus 950 bps	LIBOR plus 1000 bps
Year 6 through redemption	LIBOR plus 1050 bps	LIBOR plus 1100 bps

The dividend rates are subject to adjustment as provided in the Statement of Designation upon the occurrence of certain events of default and other events.

The Series A Preferred Stock is non-callable during the first three years after issuance provided that Meredith may, at its option redeem all or a portion of the Series A Preferred Stock in cash during such three-year period, if Meredith declares as a dividend and pays a redemption premium in cash as provided in the Statement of Designation.

From and after the third anniversary of the Issue Date, Meredith may redeem all or a portion of the Series A Preferred Stock upon payment in cash of accrued and unpaid dividends and a call premium as provided in the Statement of Designation.

Immediately upon or prior to any (i) liquidation, dissolution or winding up of Meredith or any of its material subsidiaries, (ii) occurrence of an insolvency event with respect to Meredith or any of its material subsidiaries, (iii) any material indebtedness acceleration under the Senior Credit Facilities or the Notes or (iv) change of control, Meredith is required to redeem all of the then outstanding shares of Series A Preferred Stock in cash for an amount equal to the Stated Value plus a call premium (or redemption premium if the redemption occurs within the first three years after issuance). In addition, prior to redemption, Meredith is required to declare and pay all accrued and unpaid dividends in cash.

If the Series A Preferred Stock is not redeemed before the seventh anniversary of the Issue Date, the holders of the Series A Preferred Stock may elect, at any time following the seventh anniversary of the Issue Date, to convert some or all of the Series A Preferred Stock into Meredith common stock based on the 30-day trailing volume weighted average price of Meredith common stock. Conversion of the Series A Preferred Stock is subject to receipt of any stockholder approval that may be required under NYSE rules and, if required at the time of conversion, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

The Series A Preferred Stock is freely transferable subject to compliance with securities laws and certain other conditions and restrictions. Koch may not directly or indirectly transfer any shares of Series A Preferred Stock to the extent that, as a result of such transfer, Koch (together with its affiliated entities) would own less than a majority of the outstanding Series A Preferred Stock.

The foregoing descriptions of the Series A Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the full text of the Statement of Designation, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Warrant

The warrant to purchase 1,625,000 shares of common stock (the “Warrant”) is exercisable at any time after the Issue Date until the tenth anniversary of the Issue Date. The exercise price is $1.00 per share, subject to customary adjustment. Exercise of the Warrant is subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). In lieu of issuing common stock upon exercise, Meredith may elect to redeem all (but not less than all) of the exercised Warrant by paying to the holder an amount per share of common stock otherwise issuable equal to the greater of the 30-day trailing volume weighted average price of Meredith common stock and the closing price of Meredith common stock on the date Meredith delivers a redemption notice. The holder of the Warrant is entitled to participate in any dividend or distribution on Meredith’s common stock as if the holder had exercised the Warrant in full. Otherwise a holder of the Warrant has no rights as a stockholder of Meredith. The Warrant is freely transferable subject to compliance with securities laws and certain other conditions and restrictions.

The foregoing description of the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant to Purchase Class A Common Stock, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Option

The option to purchase 875,000 shares of common stock (the “Option”) is exercisable at any time after the Issue Date until the fifth anniversary of the Issue Date. The exercise price is $70.50 per share, subject to customary adjustment. Exercise of the option is subject to the expiration or termination of any applicable waiting period under the HSR Act. Prior to issuance of Meredith common stock upon exercise of the option, the holder of the option has no rights as a stockholder of Meredith. The Option is freely transferable subject to compliance with securities laws and certain other conditions and restrictions.

The foregoing description of the Option does not purport to be complete and is qualified in its entirety by reference to the full text of the Option to Purchase Class A Common Stock, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights

As soon as reasonably practicable after the Issue Date, but in no event later than 120 days, Meredith is obligated to file a registration statement under the Securities Act to register the resale of the Meredith common stock underlying the Warrant and Option. Meredith currently expects to file an automatic shelf registration statement to fulfill this requirement. The holders of registrable securities (as defined in the Registration Rights Agreement) may also elect to sell pursuant to an underwritten offering, subject to the terms and conditions of the Registration Rights Agreement. Meredith is also obligated to file a registration statement to register the resale of the Meredith common stock issuable upon conversion of the Series A Preferred Stock if the Series A Preferred Stock remains outstanding as of the 60th day prior to the seventh anniversary of the Issue Date.

The foregoing description of registration rights does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

The information provided in Items 1.01 and 3.02 is hereby incorporated by reference to this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information provided in Item 3.02 is hereby incorporated by reference to this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report was required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information.

The pro forma financial information required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report was required to be filed pursuant to Item 2.01.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 26, 2017, by and among Meredith Corporation, Gotham Merger Sub, Inc. and Time Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC by Meredith Corporation on November 27, 2017)

3.1	Articles of Amendment to the Restated Articles of Incorporation of Meredith Corporation, including the Statement of Designation of Series A Preferred Stock of Meredith Corporation attached as Appendix I thereto

4.1	Indenture, dated as of January 31, 2018, by and among Meredith Corporation, the Guarantors and U.S. Bank National Association, as Trustee

4.2	Form of Note (included in Exhibit 4.1)

4.3	First Supplemental Indenture, dated as of January 31, 2018, by and among Meredith Corporation, the Guarantors and U.S. Bank National Association, as Trustee

10.1	Credit Agreement, dated as of January 31, 2018, by and among Meredith, the Guarantors, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent and collateral agent

10.2	Deed of Guarantee in Relation to the IPC Media Pension Scheme, dated as of January 31, 2018, by and among Meredith Corporation, Time Inc. (UK) Ltd, IPC Media Pension Trustee Limited and Time Inc.

10.3	Warrant to Purchase Class A Common Stock, dated as of January 31, 2018

10.4	Option to Purchase Class A Common Stock, dated as of January 31, 2018

10.5	Registration Rights Agreement, dated as of January 31, 2018, by and between Meredith Corporation and KED MDP Investments, LLC

99.1	Press release dated January 31, 2018, titled “Meredith Corporation Announces Completion of Time Inc. Acquisition and Reports Fiscal 2018 Second Quarter and First Half Results”

Forward Looking Statements

This Current Report on Form 8-K and Exhibit 99.1 filed herewith contain forward-looking statements. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of Meredith. Statements in this report that are forward-looking include, without limitation, statements related to the expected benefits of the acquisition of Time Inc., including the expected synergies from the transaction and the combined company’s prospects for growth and increasing shareholder value. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting Meredith’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; and the risks associated with Meredith’s recent acquisition of Time, including: (1) litigation challenging the acquisition; (2) Meredith’s ability to retain key personnel; (3) competitive responses to the acquisition; (4) unexpected costs, charges, or expenses resulting from the acquisition; (5) adverse reactions or changes to business relationships resulting from the acquisition; (6) Meredith’s ability to realize the benefits of the acquisition of Time; (7) delays, challenges, and expenses associated with integrating the businesses; and (8) Meredith’s ability to comply with the terms of the debt and equity financings entered into in connection with the acquisition.

For more discussion of important risk factors that may materially affect Meredith, please see the risk factors contained in Meredith’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, which is on file with the U.S. Securities and Exchange Commission (the “SEC”), as well as in other filings Meredith makes with the SEC from time to time. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Meredith. Meredith does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEREDITH CORPORATION

/s/ Joseph Ceryanec
Joseph Ceryanec
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: January 31, 2018